[Exhibit 99.1]
                              POST OFFICE BOX 787
                               LEBANON, TENNESSEE
                                       37088-0787
                               PHONE 615.443.9869

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CBRL GROUP, INC.
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[Logo of CBRL Group, Inc.]
                                               Contact:  Lawrence E. White
                                                         Senior Vice President/
                                                            Finance and
                                                         Chief Financial Officer




   CBRL GROUP, INC. ANNOUNCES FISCAL 2004 FOURTH QUARTER AND YEAR-END RESULTS

 Announces Effect of Settlement of Previously Disclosed Private Litigation and
                         Schedule for Press Releases to
                Report Financial Results and Earnings Guidance,
           Reports Sales Trends and Provides Guidance for Fiscal 2005

LEBANON,  Tenn. (September 9, 2004) -- CBRL Group, Inc. (the "Company") (NASDAQ:
CBRL) today announced results for its fourth quarter of fiscal 2004 ended July 30, 2004, reporting diluted net income per share of $0.60, which included a charge of $0.07 per diluted share related to settlement of certain previously reported private lawsuits against its Cracker Barrel Old Country Store(R), Inc. ("Cracker Barrel") subsidiary. The settlement is discussed more fully later in this press release and in a Form 8-K filed with the Securities and Exchange Commission today. Before the effect of the settlement charge, the results were in line with the Company's most recent guidance for the fiscal 2004 fourth quarter of between $0.65-$0.68 per share, and down from $0.70 in the fourth quarter of fiscal 2003. The settlement charge had an effect of $0.07 and $0.06 per diluted share on the quarter and full year, respectively. The Company reported fiscal 2004 full-year diluted net income per share of $2.25, including the $0.06 settlement charge, compared with $2.09 in fiscal 2003. In addition, the Company reported sales trends for August of fiscal 2005, guidance for the first quarter and full year of fiscal 2005, and announced a change to the future timing and content of its regular press releases for reporting financial results and earnings guidance during fiscal 2005.

         Highlights of the fiscal 2004 fourth-quarter and year-end results and fiscal 2005 sales trends include:

     - Reached a mediated settlement in principle on long-outstanding litigation resulting in a charge to diluted net income per share of $0.07 for the fourth quarter and $0.06 for the full year.

     - Diluted net income per share for the full year of fiscal 2004 was up 7.7% (10.5% before the effect of the $0.06 settlement charge), and net income was up 6.3% (9.5% before the settlement charge) from fiscal 2003 on an 8.3% increase in total revenue.

     - Diluted net income per share for the fourth quarter of fiscal 2004 was down 14.3% (4.3% before the effect of the $0.07 settlement charge), and net income was down 15.8% (6.4% before the settlement charge) from the fourth quarter of fiscal 2003 on a 4.7% increase in total revenue.

     - Comparable store restaurant sales for the fourth fiscal quarter were down 0.6% for the Company's Cracker Barrel operations, and comparable store retail sales at Cracker Barrel were down 3.1%.

     - Comparable restaurant sales for the fourth fiscal quarter were up 5.6% in the Company's Logan's Roadhouse(R) ("Logan's") restaurants.

     - Full-year fiscal 2004 comparable store restaurant sales for Cracker Barrel were up 2.0% from fiscal 2003, marking the fifth consecutive year of positive comparable store restaurant sales at Cracker Barrel, and comparable store retail sales for the full fiscal year increased 5.3%.

     - Full-year fiscal 2004 comparable restaurant sales for Logan's increased 4.8%.

     - Operating income margin for the full fiscal year decreased 0.1% as a percent of revenue compared with a year earlier, but increased 0.1% before the settlement charge.

     - Net cash provided by operating activities for the full fiscal year was approximately $200 million, marking five consecutive years in which cash provided by operating activities has exceeded cash used for capital expenditures (purchase of property and equipment) and the fourth consecutive year this excess was more than $50 million.

     - Comparable store restaurant sales for the four weeks ended August 27, 2004, the first month of fiscal 2005, increased 1.8% in Cracker Barrel and 3.9% in Logan's. Comparable store retail sales in Cracker Barrel were down 1.6% in the period. (See discussion below on new reporting being adopted in fiscal 2005).

Fourth-Quarter Fiscal 2004 Results

     The Company also noted Cracker Barrel's announcement that yesterday it had reached a settlement in principle of certain previously reported lawsuits that alleged discrimination in employment and public accommodation as well as violations of the Fair Labor Standards Act. Under terms of the settlement, Cracker Barrel will pay $8.7 million to various parties in order to resolve the litigation. The Company previously accrued $3.5 million before taxes in fiscal 2001 related to certain of the cases, resulting in a net charge now being recorded in its fourth quarter of fiscal 2004 of approximately $3.3 million after taxes, or $0.07 per diluted share for the fourth quarter and $0.06 per diluted share for the full fiscal year.

     Total revenue for the fourth fiscal quarter ended July 30, 2004 of $607.5 million increased 4.7% from the fourth fiscal quarter of 2003. Comparable store restaurant sales for the fourth quarter for the Cracker Barrel concept decreased 0.6%, including a 1.9% higher average check, 1.7% of which reflected menu price increases, and 2.5% lower guest traffic. Comparable store retail sales at Cracker Barrel decreased 3.1% for the quarter. Logan's comparable restaurant sales for the quarter were up 5.6% as average check increased 4.6%, which included approximately 3.0% of menu price increases, and guest traffic increased 1.0%. During the quarter, the Company opened eight new Cracker Barrel units and one new franchised Logan's location.

     The Company reported net income for the fourth quarter of fiscal 2004 of $29.9 million, or $0.60 per diluted share, down from net income of $35.5 million and diluted net income per share of $0.70 for the fourth quarter of fiscal 2003. Fourth quarter fiscal 2004 net income and diluted net income per share included after-tax litigation settlement charges of $3.3 million and $0.07 per diluted share, respectively, before which net income was $33.3 million and diluted net income per share was $0.67. Before the settlement charges, the reported diluted net income per share results were in line with the Company's most recent guidance of diluted net income per share of $0.65-$0.68 for the fourth quarter of fiscal 2004.

     Operating income for the fourth quarter declined 14.9% from the prior year and fell from 9.9% of total revenue for the fourth quarter of fiscal 2003 to 8.0% in the fourth quarter of fiscal 2004. The decline in operating income margin reflected litigation settlement charges (included in general and administrative expense), higher cost of goods sold, including the effects of a mid-single digit percentage increase in overall commodity costs, and higher labor and other operating expenses, partly offset by lower bonus expenses.

     Commenting on the fourth-quarter results, CBRL Group, Inc. President and Chief Executive Officer Michael A. Woodhouse said, "We are pleased that Cracker Barrel has reached the mediated litigation settlement. Apart from the charge associated with the settlement, we achieved our earnings guidance for the fourth quarter in an environment of widely-reported weakening sales trends in the industry and significant ongoing commodity cost pressures. We were encouraged by improvements in comparable store restaurant sales trends at both Cracker Barrel and Logan's from the early part of the quarter, as Cracker Barrel recovered to positive to last year and Logan's was up approximately 6% in fiscal July.

     "Despite these external factors, we continue to focus on operational execution in our restaurants, and we were very pleased to receive recognition from consumers that we are delivering outstanding experiences for our guests. We were very proud to mark the 35th anniversary of Cracker Barrel by being named `Best Family Dining Chain in America' for the 14th consecutive year by Restaurants and Institutions magazine. Also, in J.D. Power and Associates' inaugural study of customer satisfaction in the restaurant industry, Cracker Barrel scored the highest among family dining chains in overall customer satisfaction in its core market regions and the second highest in those regions among all family and casual dining chains."

Full-Year Fiscal 2004 Results

     For the full fiscal year ended July 30, 2004, the Company reported revenue of $2.4 billion compared with $2.2 billion for fiscal 2003, an increase of 8.3%. Comparable store restaurant sales for Cracker Barrel were up 2.0% from a year ago, including a 1.7% increase in average check and 0.3% higher guest traffic, while retail sales increased 5.3%. Fiscal 2004 marked the fifth consecutive full year of positive comparable store restaurant sales at Cracker Barrel. Logan's comparable restaurant sales for fiscal 2004 increased 4.8% from fiscal 2003, with average check rising 1.7% and guest traffic increasing 3.1%. The Company opened 24 Cracker Barrel units, and 11 company-operated and four franchised Logan's restaurants during fiscal 2004.

     Operating income for fiscal 2004 increased 6.4% from fiscal 2003, including the effect of the settlement charge, but operating margin of 7.8% of total revenue was 0.1% below prior year. Before the settlement charge, operating income improved 9.3% from fiscal 2003, and operating income margin improved as a percent of total revenue from 7.9% in fiscal 2003 to 8.0% in fiscal 2004. Net income for the full year increased to $113.3 million, or $2.25 per diluted share, from $106.5 million, or $2.09 per diluted share, for the full year fiscal 2003, reflecting increases of 6.3% and 7.7%, respectively (before the settlement charge the increases were 9.5% and 10.5%, respectively).

     Net cash provided by operating activities was $200.4 million for fiscal 2004, $55.8 million more than the Company's $144.6 million in capital expenditures (purchase of property and equipment). This marks five consecutive years where net cash provided by operating activities exceeded the Company's capital expenditure outlays and the fourth consecutive year this excess was more than $50 million. In fiscal 2004, the excess net cash was used toward the repurchase of 1.8 million shares of the Company's common stock for $69.2 million. Since beginning its share repurchase activities in fiscal 1999, the Company has repurchased 22.7 million shares for $593.7 million. The Company also increased its dividend payments in fiscal 2004 by over $15 million.

     No share repurchases were made during the Company's fourth fiscal quarter. Shortly after the Company announced a new 2-million share repurchase authorization during the quarter, mediation activity in the pending litigation (settlement of which is being announced by Cracker Barrel today) intensified. Accordingly, the Company suspended share repurchases during these discussions, which at any time during their course could have resulted in a mediated settlement. Now that a final settlement has been reached in principle and disclosed, the Company expects to resume its share repurchase activity.

     Woodhouse commented on the full-year results, saying, "We are pleased that, apart from the effects of the settlement charge, we delivered double-digit growth in diluted net income per share and an improvement in operating income margin during a year marked by extraordinarily unfavorable factors in commodity markets.

     "We continue to expect to generate strong cash flow well in excess of our capital expenditure needs, and we have a clear strategy for managing our capital structure and returning capital to our shareholders through dividends and share repurchases. We believe that we have two strong brands with experienced leadership teams in place who will guide us to achievement of our long-term operating and financial objectives."

Sales Trends

     The Company urges caution in considering its current trends and the earnings guidance disclosed in this press release. The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release. The Company disclaims any obligation to update disclosed information on trends or targets other than in its periodic filings under Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission.

     The Company announced that it is changing its protocol for regularly reporting sales results and earnings guidance. The expected calendar of dates for the Company's expected press releases announcing results is at the end of this release. The primary changes are that the Company will begin reporting comparable store sales results for its fiscal monthly periods, instead of on a quarter-to-date basis, and does not expect to provide updated earnings guidance with every sales update. The Company believes that these changes will make the timing of disclosure of its results more consistent with that of many others in the restaurant industry and improve comparability of sales results from update to update. The Company has provided a table at the end of this release reflecting comparable store sales for each period of fiscal 2004 under the new reporting protocol for comparison.

     The Company reported that Cracker Barrel's comparable store restaurant sales for August of fiscal 2005 (the four weeks ending August 27, 2004) increased 1.8%, including an increase of 2.9% in average check, of which approximately 1.7% reflected menu price increases. This increase compares with the comparable store restaurant sales increase of 1.5% in the August period of fiscal 2004. Comparable retail sales for Cracker Barrel in fiscal August decreased 1.6% (compared with an 8.5% increase in the August period of fiscal
2004), including the unfavorable comparison for the last day of the fiscal period to a porch sale event over Labor Day weekend last year. A porch sale was held this year also over Labor Day weekend, but the holiday fell one week later this year. Logan's comparable store restaurant sales grew 3.9% in the August period versus a year ago (compared with 0.9% in August of fiscal 2004), including 5.2% higher average check, of which 3.0% reflected higher menu prices. The Company indicated that there were no apparent net material sales impacts from either adverse weather or the Olympics in August, although certain individual stores did lose sales during Hurricane Charley.

     To aid in the transition to the new reporting protocol, the Company also reported quarter-to-date sales trends for the nearly six-week period of its first fiscal quarter in 2005. This is the final reporting of sales trends under the previous quarter-to-date approach. Quarter-to-date comparable store restaurant sales at Cracker Barrel increased approximately 2% from prior year, including approximately 3% higher average check, of which approximately 1.5-2% reflected menu price increases. Comparable store retail sales at Cracker Barrel decreased approximately 1.5-2% quarter-to-date. Logan's quarter-to-date comparable restaurant sales increased approximately 4.5%, including an increase of approximately 5% in average check, of which approximately 3% reflected higher menu prices and approximately 0.2% reflected increased alcohol sales as a percent of total sales. Quarter-to-date sales trends reflected the effect of store closings caused by Hurricane Frances during the Labor Day weekend. The Company estimates that quarter-to-date comparable store restaurant sales were reduced by approximately 0.5-1% at Cracker Barrel and approximately 0-0.5% at Logan's as a result lost sales from Hurricane Frances. Retail sales appear to have been affected by a greater amount, approximately 1-1.5%, because of the lost or reduced porch sale in many locations.

     Woodhouse commented on the trends, "We are pleased by the sequential improvements in Cracker Barrel's restaurant sales trends, and by the continuation of Logan's solid sales performance. These results represent a good start for our fiscal year."

Fiscal 2005 Earnings Guidance

     The Company's present guidance for diluted net income per share for the first quarter of fiscal 2005, which ends October 29, 2004, is for a percentage increase up to the mid-single digits from $0.56 in the year-ago quarter on total percentage revenue growth in the high single digits. Earnings guidance reflects many assumptions, many of which cannot be known, including, very importantly, sales expectations. The Company presently expects comparable store restaurant sales for the full first quarter to be up approximately 1-3% at Cracker Barrel and up approximately 4-5% at Logan's, with comparable store retail sales at Cracker Barrel expected to be flat to up approximately 2% compared with the year-ago quarter. The Company presently expects operating income margins for the quarter to be down slightly from prior year, primarily reflecting that fact that the Company has not yet lapped the significant commodity cost increases that began in the second quarter of the prior fiscal year. The Company presently expects to open five new Cracker Barrel units in the first quarter, of which one has already opened, and seven new Logan's company-operated units, of which three have already opened.

     For the full-year of fiscal 2005, the Company presently expects a percentage increase in diluted net income per share in the mid-teens from $2.31 (excluding the effects of the settlement charge) for fiscal 2004 on total revenue of approximately $2.6 billion and operating margin approximately flat to prior year (excluding the effects of the settlement charge). During the year, the Company presently expects to open 25 new Cracker Barrel units and 18 new Logan's company-owned and five new franchised restaurants. The Company presently expects full-year cash provided by operating activities to exceed its $160-165 million projected capital expenditure requirements by as much as $100-110 million. This would represent the sixth consecutive year in which cash provided by operations exceeded outlays for the purchase of property and equipment and the fifth consecutive year that the excess was at least $50 million. As noted above, the Company presently expects to resume repurchasing shares of its common stock in the first quarter of fiscal 2005, and it has 2.9 million shares remaining to repurchase under existing authorizations.

     In addition to the many risks and uncertainties listed at the end of the narrative portion of this press release, the Company notes a certain specific risk that is excluded from its guidance, but which likely would have a material impact on its guidance if it occurred. The Company noted that its earnings guidance does not include the potential effect of a change in accounting rules for convertible debt proposed by the Emerging Issues Task Force (EITF 04-08) of the Financial Accounting Standards Board that would require the use of "if-converted" accounting for contingently convertible debt regardless of whether the contingency allowing debt holders to convert is met. Under current rules (FAS 128), contingently issuable shares should be included as diluted shares outstanding only when the contingency is met. The present contingent conversion share price is $48.21, and the Company's convertible notes may not actually be converted unless its common shares close at this price for 20 of the last 30 trading days of the present fiscal quarter. This contingent conversion price increases over time. Should the rule change be adopted, the Company would be required to include approximately 4.6 million shares in its diluted shares outstanding related to its convertible debt. Had the accounting been in effect in fiscal 2004, the Company would have reported diluted net income per share of approximately $2.12 instead of $2.25, including the effect of the settlement charge. The likelihood and timing of implementation of the rule change is uncertain. The Company noted that, if implemented, the change would have no economic effect because the terms of the notes would be unchanged. The Company has not yet determined what response or change in policy, if any, it would make if the new accounting took effect.

Fiscal 2004 Fourth-Quarter Conference Call

         The live broadcast of CBRL Group's quarterly conference call will be available to the public on-line at www.vcall.com or www.cbrlgroup.com today beginning at 11:00 a.m. (EDT). The on-line replay will follow immediately and continue through September 16, 2004.

Fiscal 2005 Calendar for Press Releases Disclosing Financial Results

         As noted earlier, the Company will change its calendar for scheduled press releases disclosing its financial results and earnings guidance during fiscal 2005. Dates and content of press releases are preliminary and subject to change. The expected schedule is as follows:

September 9, 2004: Financial results for fourth quarter of fiscal 2004, earnings guidance for first quarter and full year of fiscal 2005, sales results for 4 weeks ending August 27, 2004

September 28, 2004: Sales results for 4 weeks ending September 24, 2004, update to earnings guidance for first quarter

November 2, 2004: Sales results for 5 weeks ending October 29, 2004, no earnings guidance

November 18, 2004: Financial results for first quarter of fiscal 2005,earnings guidance for second quarter of fiscal 2005

November 30, 2004: Sales results for 4 weeks ending November 26, 2004, no earnings guidance

December 28, 2004: Sales results for 4 weeks ending December 24, 2004, update to earnings guidance for second quarter

February 1, 2005: Sales results for 5 weeks ending January 28, 2005, no earnings guidance

February 17, 2005: Financial results for second quarter of fiscal 2005, earnings guidance for third quarter of fiscal 2005

March 1, 2005: Sales results for 4 weeks ending February 25, 2005, no earnings guidance

March 29, 2005: Sales results for 4 weeks ending March 25, 2005, update to earnings guidance for third quarter

May 3, 2005: Sales results for 5 weeks ending April 29, 2005, no earnings guidance

May 19, 2005: Financial results for third quarter of fiscal 2005, earnings guidance for fourth quarter of fiscal 2005

May 31, 2005:Sales results for 4 weeks ending May 27, 2005, no earnings guidance

June 28, 2005: Sales results for 4 weeks ending June 24, 2005,update to guidance for fourth quarter

August 2, 2005:  Sales results for 5 weeks ending July 29, 2005

September 8, 2005: Financial results for fourth quarter of fiscal 2005, earnings guidance for first quarter of fiscal 2006, sales results for 4 weeks ending August 26, 2005.

     Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 505 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 110 company-operated and 20 franchised Logan's Roadhouse restaurants in 18 states.

     Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.
Forward-looking statements generally can be identified by the use of forward-looking terminology such as "assumptions", "target", "guidance", "outlook", "plans", "projection", "may", "will", "would", "expect", "intend", "estimate", "anticipate", "believe", "potential" or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting accounting (including but not limited to, accounting for convertible debt under EITF 04-08), tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of uncertain consumer confidence or general or regional economic weakness on sales and customer travel activity; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise;
commodity, workers' compensation, group health and utility price changes; consumer behavior based on concerns over nutritional or safety aspects of the Company's products or restaurant food in general; competitive marketing and operational initiatives; the effects of plans intended to improve operational execution and performance; the actual results of pending or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of terrorist acts or war and military or government responses; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the ability of and cost to the Company to recruit, train, and retain qualified restaurant hourly and management employees; disruptions to the company's restaurant or retail supply chain; changes in foreign exchange rates affecting the Company's future retail inventory purchases; the availability and cost of acceptable sites for development and the Company's ability to identify such sites; changes in accounting principles generally accepted in the United States of America or changes in capital market conditions that could affect valuations of restaurant companies in general or the Company's goodwill in particular; increases in construction costs; changes in interest rates affecting the Company's financing costs; and other factors described from time to time in the Company's filings with the SEC, press releases, and other communications.

                                CBRL GROUP, INC.
                          CONSOLIDATED INCOME STATEMENT
                                   (Unaudited)
                    (In thousands, except per share amounts)


                                              Fourth Quarter Ended                            Fiscal Year Ended
                                     ---------------------------------------    ------------------------------------------
                                       7/30/04            8/1/03     Change        7/30/04             8/1/03      Change
                                     ----------        -----------  --------    -------------       -----------   --------
Total revenue                        $  607,499        $   580,335      5%      $   2,380,947       $ 2,198,182       8%
Cost of goods sold                      195,558            182,460      7             785,703           703,915      12
                                     ----------        -----------              -------------       -----------
Gross profit                            411,941            397,875      4           1,595,244         1,494,267       7
Labor & other related expenses          226,077            214,600      5             880,617           819,957       7
Other store operating expenses          105,077             97,785      7             403,002           378,343       7
                                     ----------        -----------               ------------       -----------
Store operating income                   80,787             85,490     (6)            311,625           295,967       5
General and administrative               31,964             28,088     14             126,489           121,886       4
                                     ----------        -----------               ------------       -----------
Operating income                         48,823             57,402    (15)            185,136            174,081      6
Interest expense                          2,146              2,233     (4)              8,444              8,892     (5)
Interest income                              --                 --      --                  5                 73    (93)
                                     ----------        -----------               ------------       -----------
Pretax income                            46,677             55,169    (15)            176,697           165,262       7
Provision for income taxes               16,758             19,650    (15)             63,435            58,733       8
                                     ----------        -----------               ------------       -----------
Net income                           $   29,919        $    35,519    (16)       $    113,262       $   106,529       6
                                     ==========        ===========               ============       ===========

Earnings per share:
     Basic                           $     0.61        $      0.74    (18)       $       2.32       $      2.16        7
                                     ==========        ===========               ============       ===========
     Diluted                         $     0.60        $      0.70    (14)       $       2.25       $      2.09        8
                                     ==========        ===========               ============       ===========

Weighted average shares:
     Basic                               48,731             48,271      1             48,877             49,274       (1)
     Diluted                             49,801             50,460     (1)            50,370             50,998       (1)

Ratio Analysis
--------------
Net sales:
        Restaurant                         82.1%              81.5%                      79.5%             79.7%
        Retail                             17.8               18.4                       20.4              20.2
                                     ----------        -----------               ------------       -----------
            Total net sales                99.9               99.9                       99.9              99.9
Franchise fees and royalties                0.1                0.1                        0.1               0.1
                                     ----------        -----------               ------------       -----------
            Total revenue                 100.0              100.0                      100.0             100.0
Cost of goods sold                         32.2               31.4                       33.0              32.0
                                     ----------        -----------               ------------       -----------
Gross profit                               67.8               68.6                       67.0              68.0
Labor & other related expenses             37.2               37.0                       37.0              37.3
Other store operating expenses             17.3               16.9                       16.9              17.2
                                      ---------        -----------               ------------       -----------
Store operating income                     13.3               14.7                       13.1              13.5
General and administrative                  5.3                4.8                        5.3               5.6
                                     ----------        -----------               ------------       -----------
Operating income                            8.0                9.9                        7.8               7.9
Interest expense                            0.4                0.4                        0.4               0.4
Interest income                              --                 --                         --                --
                                     ----------        -----------               ------------       -----------
Pretax income                               7.6                9.5                        7.4               7.5
Provision for income taxes                  2.7                3.4                        2.6               2.7
                                     ----------        -----------               ------------       -----------
Net income                                  4.9%               6.1%                       4.8%              4.8%
                                     ==========         ==========               ============       ===========

                      CONSOLIDATED CONDENSED BALANCE SHEET
                                   (Unaudited)
                                 (In thousands)

                                                                                 7/30/04           8/1/03
                                                                              ------------    -------------
Assets
Cash and cash equivalents                                                     $     28,775     $     14,389
Other current assets                                                               174,265          161,670
Property and equipment, net                                                      1,118,573        1,040,315
Goodwill                                                                            92,882           92,882
Other assets                                                                        20,367           17,067
                                                                              ------------     ------------
    Total assets                                                              $  1,434,862     $  1,326,323
                                                                              ============     ============

Liabilities and Stockholders' Equity
Accounts payable                                                              $     53,295     $     82,172
Other current liabilities                                                          193,487          164,542
Long-term debt                                                                     185,138          186,730
Other long-term obligations                                                        122,695           97,983
Stockholders' equity                                                               880,247          794,896
                                                                              ------------     ------------
    Total liabilities and stockholders' equity                                $  1,434,862     $  1,326,323
                                                                              ============     ============


                   CONSOLIDATED CONDENSED CASH FLOW STATEMENT
                                   (Unaudited)
                                 (In thousands)

                                                                                    Fiscal Year Ended
                                                                              -----------------------------
                                                                                7/30/04           8/1/03
                                                                              -----------       -----------
Cash flows from operating activities:
    Net income                                                                $   113,262       $   106,529
    Depreciation and amortization                                                  63,868            64,376
    Loss on disposition of property and equipment                                   3,334               903
    Accretion on zero-coupon notes                                                  5,408             5,254
    Net changes in other assets and liabilities                                    14,493            63,524
                                                                              -----------       -----------
        Net cash provided by operating activities                                 200,365           240,586
                                                                              -----------       -----------

Cash flows from investing activities:
    Purchase of property and equipment                                           (144,611)         (120,921)
    Proceeds from sale of property and equipment                                      945             1,968
                                                                              -----------       -----------
       Net cash used in investing activities
                                                                                 (143,666)         (118,953)
                                                                              -----------       -----------

Cash flows from financing activities:
    Proceeds from issuance of long-term debt                                      150,000           353,200
    Principal payments under long-term obligations                               (157,125)         (366,287)
    Deferred financing costs                                                           (1)           (1,205)
    Proceeds from exercise of stock options                                        50,210            59,649
    Purchase and retirement of common stock                                       (69,206)         (166,632)
    Dividends on common stock                                                     (16,191)           (1,043)
                                                                              -----------       -----------
       Net cash used in financing activities                                      (42,313)         (122,318)
                                                                              -----------       -----------

    Net increase (decrease) in cash and cash equivalents                           14,386              (685)
    Cash and cash equivalents, beginning of period                                 14,389            15,074
                                                                              -----------       -----------
    Cash and cash equivalents, end of period                                  $    28,775       $    14,389
                                                                              ===========       ===========

                                CBRL GROUP, INC.
                            Supplemental Information
                                   (Unaudited)

                                                                        As of             As of
                                                                       7/30/04           8/1/03
                                                                   ---------------     ----------

Common shares outstanding                                               48,769,368     47,872,542
                                                                   ===============     ==========

Units in operation:
     Cracker Barrel                                                            504            480
     Logan's Roadhouse - company-owned                                         107             96
                                                                       -----------      ---------
     Total company-owned units                                                 611            576
     Logan's Roadhouse - franchised                                             20             16
                                                                       -----------      ---------
     System-wide units                                                         631            592
                                                                       ===========      =========

                                                              Fourth Quarter Ended              Fiscal Year Ended
Net sales in company-owned stores:                           7/30/04         8/1/03           7/30/04        8/1/03
                                                          -------------  -------------    --------------  -------------
(In thousands)
     Cracker Barrel - restaurant                          $     416,913  $     403,272    $    1,574,030  $   1,480,148
     Cracker Barrel - retail                                    107,966        106,880           486,433        443,397
                                                          -------------  -------------    --------------  -------------
     Cracker Barrel - total                                     524,879        510,152         2,060,463      1,923,545
     Logan's Roadhouse                                           82,003         69,683           318,457        273,213
                                                          -------------  -------------    --------------  -------------
     Total net sales                                            606,882        579,835         2,378,920      2,196,758
     Franchise fees and royalties                                   617            500             2,027          1,424
                                                          -------------  -------------    --------------  -------------
     Total revenue                                        $     607,499  $     580,335    $    2,380,947  $   2,198,182
                                                          =============  =============    ==============  =============

Operating weeks - company-owned stores:
     Cracker Barrel                                               6,501          6,204            25,501         24,308
     Logan's Roadhouse                                            1,391          1,248             5,353          4,792

Average comparable store sales -
     company-owned stores: (In thousands)
Cracker Barrel - restaurant                               $       838.4  $       843.2    $      3,217.3  $     3,154.1
Cracker Barrel - retail                                           214.1          221.0             988.4          938.9
                                                          -------------  -------------    --------------  -------------
Cracker Barrel - total                                    $     1,052.5  $     1,064.2    $      4,205.7  $     4,093.0
                                                          =============  =============    ==============  =============
Logan's Roadhouse                                         $       760.8  $       720.6    $      3,040.2  $     2,899.9
                                                          =============  =============    ==============  =============

Capitalized interest                                      $         187  $         118    $          615  $         463
                                                          =============  =============    ==============  =============


Monthly Comparable Store Sales History
Percentage Changes from Prior Year


Fiscal Months
                                              Cracker Barrel                                   Logan's
Fiscal 2004                                   Restaurant Sales  Average Check  Retail Sales    Sales  Average Check
-----------                                   ----------------  -------------  ------------    -----  -------------
Four weeks ending August 29, 2003                   1.5%             1.3%          8.5%         0.9%      -0.3%
Four weeks ending September 26, 2003                0.9              1.5          11.6          1.0       -0.2
Five weeks ending October 31, 2003                  1.5              1.5          10.6          2.7        0.2
Four weeks ending November 28, 2003                 2.1              1.0          10.0          4.1        0.6
Four weeks ending December 26, 2003                -0.5              1.4           4.6          2.1        0.6
Five weeks ending January 30, 2004                  5.2              1.7           8.5          6.5        1.0
Four weeks ending February 27, 2004                 6.6              2.1           9.8          6.9        1.4
Four weeks ending March 26, 2004                    4.7              2.0           2.3          7.0        1.3
Five weeks ending April 30, 2004                    3.7              2.1           6.9          6.3        1.6
Four weeks ending May 28, 2004                     -3.5              1.6          -4.7          5.7        3.7
Four weeks ending June 25, 2004                     1.5              2.0          -3.1          5.5        4.4
Five weeks ending July 30, 2004                     0.1              2.1          -1.9          6.1        5.3

Fiscal 2005
-----------
Four weeks ending August 27, 2004                   1.8%             2.9%         -1.6%         3.9%       5.2%


                                      -END-